Exhibit 99.1

Oil-Dri Reports Record First Quarter Sales and Reduced Income Resulting From Soaring Energy Costs

CHICAGO, Nov. 22 /PRNewswire-FirstCall/ -- Oil-Dri Corporation of America (NYSE: ODC) today announced record first quarter sales of $47,789,000 for the three month period ended October 31, 2005. Sales were 8% greater than sales of $44,121,000 in the first quarter one year ago. Net income for the quarter was $1,028,000 or $0.18 per diluted share, compared to $1,280,000 or $0.22 per diluted share in the same quarter one year ago.

First Quarter Review

President and Chief Executive Officer, Daniel S. Jaffee commented, “This was a good quarter for the company. While earnings were behind last year, positive results were achieved in one of the most difficult operating periods we have ever experienced. Energy costs had already begun to increase earlier in the year and skyrocketed after hurricanes Katrina and Rita. These tragic events had a dramatic effect on our cost structure during this three-month period.

“The cost of energy used to manufacture our products was up almost 100% over the previous year’s first quarter. The company absorbed widespread cost increases for transportation, packaging and other manufacturing inputs. In spite of these challenges, we enjoyed record first quarter sales.

“The company recorded non-recurring income of $0.05 per diluted share in the first quarter from the sale of water rights owned in northern Nevada. These non-strategic assets were sold to an unaffiliated party in August 2005.

“In this quarter we reorganized our business units to better reflect how we manage our business and the customers who buy our products. Going forward, we will report on two operating segments, Retail and Wholesale and Business- to-Business. This change increases our focus on the diverse markets we sell into and serve. The new operating groups are comprised of the product lines shown below:

Retail & Wholesale Group	Business-to-Business Group
Cat litter and related products	Fluid purification adsorbents
Floor absorbents and lite synthetics	Agricultural clay carriers
Canada and UK operations	Sports turf granules Animal health & nutrition binders & amendments
Co-packaged cat litter

“Wade Bradley, formerly head of our Consumer Products Group, has been promoted to President of the Retail and Wholesale Group. The Business-to- Business Group will continue to report to me.

“For the third consecutive year the Board of Directors has increased the dividend. The new quarterly rate is $0.12 per common share. We are pleased with the board’s decision as it indicates their belief in the company’s growth and sustainability through these challenging times.”

Business Review

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Sales for the company’s Retail and Wholesale Group were $30,978,000 up 3% for the quarter.  Group income was $1,653,000 down 34%.  Scoopable litters and private label litters showed sales increases while coarse litters experienced slower sales growth.  Oil-Dri UK and Oil-Dri Canada also positively contributed to the group’s sales growth in the quarter. Group income was negatively impacted by increases in energy, transportation and packaging costs.

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Sales for the company’s Business-to-Business Group were $16,811,000 up 21% for the first quarter.  Group income was $3,031,000 up 2%.  Sales were driven by co-packaged products and Agsorb clay carriers, which enjoyed the greatest sales growth.  Pro’s Choice sports field products, ConditionAde binders and Pure-Flo bleaching clays also showed increased sales growth in the quarter.  Group income was negatively impacted by increases in energy, transportation and packaging costs.

          Financial Review

On October 10, 2005, Oil-Dri’s Board of Directors voted to increase the quarterly cash dividend to $0.12 per share for the Common Stock, an increase of 9%. The dividend will be payable on December 9, 2005, to stockholders of record at the close of business on November 11, 2005. At the October 31, 2005 closing price of $17.74 per share and assuming cash dividends continue at the same rate, the annual yield on Common Stock is 2.7%. This is the third year in a row the dividend has been increased. The company has paid a dividend consistently for 30 years.

During the quarter, the company repurchased 34,100 shares of Common Stock, at an average price of $17.92 per share.

Cash, cash equivalents and short-term investments at October 31, 2005, totaled $18,366,000. Operating cash flow for the quarter was $1,821,000. Capital expenditures for the quarter totaled $3,035,000, which is $1,238,000 more than the depreciation and amortization of $1,797,000.

Forward Outlook

Jaffee stated, “While energy costs negatively impacted our margins this quarter, I am confident that the company’s initiatives and its long-term strategy will address these challenges going forward. Energy surcharges have been implemented where appropriate, and price increases are scheduled in the coming quarter on several product lines.

“We have also made organizational changes, including the reorganization of our business units and the promotion of Robert Goss to Vice President, Research and Product Development, to better position us to address the challenges that lie ahead. We are further encouraged by strategic procurement activities underway and are hopeful current initiatives will positively contribute to the bottom line in the near future.”

The company will offer a live web cast of the first quarter earnings teleconference on Wednesday, November 23, 2005, at 10 a.m. CT. To listen to the call via the web, please visit http://www.streetevents.com or http://www.oildri.com . An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri web site.

Pro’s Choice, Agsorb, ConditionAde, and Pure-Flo are all registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is the world’s largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A
Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	First Quarter Ended October 31,

	2005	% of Sales	2004	% of Sales

Net Sales	$47,789	100.0%	$44,121	100.0%
Cost of Sales	39,362	82.4%	34,453	78.1%
Gross Profit	8,427	17.6%	9,668	21.9%
Gain on Sale of Long-Lived Assets	415	0.9%	—	—
Operating Expenses	(7,259)	-15.2%	(7,643)	-17.3%
Operating Income	1,583	3.3%	2,025	4.6%
Interest Expense	(430)	-0.9%	(442)	-1.0%
Other Income	250	0.5%	135	0.3%
Income Before Income Taxes	1,403	2.9%	1,718	3.9%
Income Taxes	375	0.8%	438	1.0%
Net Income	$1,028	2.2%	$1,280	2.9%
Net Income Per Share:
Basic Common	$0.20		$0.25
Basic Class B Common	$0.15		$0.19
Diluted	$0.18		$0.22
Average Shares Outstanding:
Basic Common	4,001		4,053
Basic Class B Common	1,458		1,450
Diluted	5,811		5,949

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A
Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of October 31,

	2005	2004

Current Assets
Cash, Cash Equivalents and Investments	$18,366	$18,941
Accounts Receivable, net	24,086	23,870
Inventories	14,227	12,958
Prepaid Expenses	8,643	8,717
Total Current Assets	65,322	64,486
Property, Plant and Equipment	48,702	47,636
Other Assets	12,564	12,885
Total Assets	$126,588	$125,007
Current Liabilities
Current Maturities of Notes Payable	$3,080	$1,580
Accounts Payable	6,476	4,898
Dividends Payable	608	565
Accrued Expenses	14,594	15,287
Total Current Liabilities	24,758	22,330
Long-Term Liabilities
Notes Payable	20,160	23,240
Other Noncurrent Liabilities	7,530	6,769
Total Long-Term Liabilities	27,690	30,009
Stockholders’ Equity	74,140	72,668
Total Liabilities and Stockholders’ Equity	$126,588	$125,007
Book Value Per Share Outstanding	$13.58	$13.21
Additions to and Acquisitions of Property, Plant and Equipment First Quarter	$3,035	$1,748
Depreciation and Amortization Charges First Quarter	$1,797	$1,926

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended October 31

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,028	$1,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	1,797	1,926
(Increase) Decrease in Accounts Receivable	(496)	248
(Increase) in Inventories	(1,542)	(559)
Increase (Decrease) in Accounts Payable	1,264	(644)
Increase (Decrease) in Accrued Expenses	927	(1,455)
Other	(1,157)	232
Total Adjustments	793	(252)
Net Cash Provided by Operating Activities	1,821	1,028
CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,035)	(1,748)
Other	2,090	2,557
Net Cash Used in Investing Activities	(945)	809
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(80)	(2,580)
Dividends Paid	(559)	(513)
Purchase of Treasury Stock	(630)	(1,762)
Other	301	1,286
Net Cash Used in Financing Activities	(968)	(3,569)
Net (Decrease) Increase in Cash and Cash Equivalents	(92)	(1,732)
Cash and Cash Equivalents, Beginning of Year	5,945	6,348
Cash and Cash Equivalents, October 31	$5,853	$4,616

SOURCE  Oil-Dri Corporation of America
          -0-                                                  11/22/2005
          /CONTACT:  Ronda J. Williams of Oil-Dri Corporation of America, +1-312-706-3232/
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          (ODC)